Exhibit 99.1

For Immediate Release

Mediacom Communications Announces

Financial Results for First Quarter 2003

Middletown, NY – May 12, 2003 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported financial results for the three months ended March 31, 2003. For the first quarter of 2003, revenues increased by 10.6%, to $242.8 million from $219.5 million, and operating cash flow increased by 16.0%, to $97.2 million from $83.8 million, as compared to the first quarter of 2002. Operating cash flow for the three months ended March 31, 2002 includes $4.3 million of incremental high-speed Internet transition expenses that were previously excluded from certain presentations of operating cash flow. Excluding these incremental expenses, year-over-year operating cash flow growth would have been 10.3%.

“We are pleased to start 2003 with another quarter of double-digit revenue and operating cash flow growth,” said Rocco Commisso, Mediacom’s Chairman and CEO. “Mediacom Online delivered spectacular results once again, as our customers continued to demonstrate broad acceptance of our high-speed Internet offering. Given the ongoing improvements in our operating performance and the imminent completion of our network upgrade program, we are firmly on track to reach our positive free cash flow inflection point in the third quarter and to accelerate the de-leveraging of our balance sheet.”

Revenue Generating Units

Revenue Generating Units (RGUs) at March 31, 2003 were 2,172,000, an increase of 6.0% year-over-year after adjusting for 6,000 RGUs in a cable system the Company sold during the first quarter of 2003. The RGUs involved in the sale comprised 3,000 basic subscribers, 2,000 digital customers and 1,000 data customers. Excluding this sale, RGUs increased by 24,000 since the end of the fourth quarter of 2002.

Basic subscribers at March 31, 2003 were 1,584,000. Adjusted for the first quarter 2003 sale, basic subscribers decreased by 13,000, or 0.8%, from the year-ago period and by 5,000 since December 31, 2002. Digital customers were 374,000 at March 31, 2003. Adjusted for the first quarter 2003 sale, digital customers increased by 14.4% year-over-year and by 5,000 since the end of 2002. “As expected, the combination of local channel introductions by satellite video providers in certain markets and the timing of our regular rate increases during the first quarter impacted our basic subscriber trends and slowed our digital customer growth,” Mr. Commisso said. “As in past years, given the natural seasonality in our business, we expect our video RGU growth to be heavily-weighted toward the seasonally stronger second half of the year.”

Mediacom Communications Corporation

100 Crystal Run Road • Middletown, NY 10941 • 845-695-2600 • Fax 845-695-2639

Data customers were 214,000 at March 31, 2003. Adjusted for the first quarter 2003 sale, data customers increased by 69.8% year-over-year and by 24,000 since the end of 2002. Mr. Commisso commented, “During the past 12 months, we introduced high-speed Internet access service in markets comprising nearly one-third of our company, and we just recently completed the launch of our Mediacom Online offering for small- and medium-sized businesses. As a result, we believe Mediacom Online still has tremendous untapped potential across our service areas.”

Actual Results

For the three months ended March 31, 2003, the Company reported revenues of $242.8 million, an increase of 10.6% from $219.5 million recorded in the first quarter of 2002. Video revenues increased by 6.0%, to $209.3 million from $197.5 million, primarily due to basic rate increases largely associated with increases in the cost of basic programming services and to customer growth in the Company’s digital cable services, partially offset by a decline in basic subscribers and analog pay-TV units. Data revenues increased by 75.2%, to $24.3 million from $13.9 million, primarily due to customer growth in the Company’s high-speed Internet access service. Advertising revenues increased by 11.6%, to $9.2 million from $8.2 million, primarily due to a general improvement in local and national advertising markets.

Operating cash flow (operating income before depreciation and amortization and non-cash stock charges) increased by 16.0% to $97.2 million from $83.8 million recorded in the first quarter of 2002. Excluding $4.3 million of incremental expenses incurred during the first quarter of 2002 related to the continuation of the Excite@Home Internet service and the transition of the Company’s data customers to Mediacom Online, operating cash flow would have increased 10.3% over the first quarter of 2002.

Operating income increased by 58.6% to $19.0 million from $12.0 million in the first quarter of 2002, as the increase in operating cash flow was partially offset by an increase in depreciation and amortization related to the continued upgrade of the Company’s cable systems. Net loss decreased by 5.2% to $33.4 million from $35.2 million in the first quarter of 2002, as the increase in operating income was partially offset by an increase in interest expense and a loss on derivatives in the first quarter of 2003, as compared to a gain on derivatives in the year-ago period.

Capital Expenditure and Cable Network Data

For the three months ended March 31, 2003, the Company’s capital expenditures were $70.0 million. At March 31, 2003, Mediacom’s digital cable service was available to approximately 1,545,000 digital-ready basic subscribers, or 98% of the entire basic subscriber base, and the Company was marketing high-speed Internet service in cable systems with about 2,450,000 data-ready homes, or 90% of its total homes passed. As of the same date, approximately 97% of the Company’s cable network was upgraded to 550MHz to 870MHz bandwidth capacity and 94% of its homes passed were activated with two-way communications capability.

Mr. Commisso said, “Given the excellent progress we are making with our plant upgrades and headend eliminations, we continue to forecast a significant decline in capital expenditures in the second half of 2003.”

Financial Position

At March 31, 2003, the Company had total debt outstanding of $3.04 billion. On such date, the Company had unused credit facilities of about $811 million, approximately $537 million of which could be borrowed and used for general corporate purposes under the most restrictive covenants in the Company’s debt arrangements. As of the date of this release, approximately 74% of the Company’s total debt is at fixed interest rates or subject to interest rate protection, and the Company’s weighted average cost of debt capital, including interest rate swap agreements, is approximately 6.6%.

Use of Non-GAAP Financial Measures

Operating cash flow and free cash flow are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. With the adoption by the Securities and Exchange Commission of rules affecting the use and disclosure of non-GAAP financial measures, the Company is changing the way it presents operating cash flow in its earnings releases. Beginning with the first quarter of 2003, the Company is presenting one version of operating cash flow that it defines as operating income before depreciation and amortization and non-cash stock charges. Previously, incremental high-speed Internet transition expenses were excluded from certain presentations of operating cash flow. The Company defines free cash flow as operating cash flow less interest expense, net and capital expenditures.

Operating cash flow and free cash flow are included in this release because the Company’s management believes they are meaningful performance measures commonly used in the cable television industry and by the investment community to analyze and compare media companies. In addition, management uses operating cash flow and similar measures to monitor compliance with certain financial covenants in the Company’s debt agreements.

Operating cash flow and free cash flow are not intended to be performance measures that should be regarded as alternatives to either operating income or net loss as indicators of operating performance or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. The Company’s definitions of operating cash flow and free cash flow may not be comparable to similarly titled measures used by other companies. The reconciliation of operating cash flow to the most comparable GAAP financial measure is presented in Attachment 4.

Teleconference

The Company will hold a teleconference to discuss its first quarter results today at 10:30 a.m. Eastern Time. A live broadcast of the Company’s teleconference can be accessed through the Company web site at www.mediacomcc.com. Participants should go to the Investor Relations link at least 10 minutes prior to the start time to register. The teleconference will be archived on the website.

Company Description

Mediacom Communications is the nation’s 8th largest cable television company and the leading cable operator focused on serving the smaller cities and towns in the United States. The Company’s cable systems pass approximately 2.7 million homes and serve about 1.6 million basic subscribers in 23 states. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, high-speed Internet access, video-on-demand and high-definition television. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Please see the reports and documents the Company files from time to time with the Securities and Exchange Commission for a description of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements. The Company is under no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

Attachments:	Contact:	Mark E. Stephan
(1) Actual Results		Senior Vice President and
(2) Consolidated Balance Sheet Data		Chief Financial Officer
(3) Capital Expenditure Data		(845) 695-2640
(4) Reconciliation Data		mstephan@mediacomcc.com
(5) Summary Operating Statistics

(1)    Actual Results

The table below presents actual results for the three-month periods ended March 31, 2003 and March 31, 2002.

MEDIACOM COMMUNICATIONS CORPORATION

Consolidated Statements of Operations

(All amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Percent
	2003	2002	Change
Video	$209,311	$197,466	6.0%
Data	24,284	13,857	75.2
Advertising	9,180	8,224	11.6

Total revenues	$242,775	$219,547	10.6%
Service costs (a)	94,510	91,670	3.1
SG&A expenses	47,371	40,979	15.6
Corporate expenses	3,699	3,085	19.9
Depreciation and amortization	78,166	70,858	10.3
Non-cash stock charges	—	958	NM

Operating income	19,029	11,997	58.6

Interest expense, net	48,706	46,687	4.3
Loss (gain) on derivatives, net	1,092	(2,569)	NM
Other expenses	2,397	3,044	(21.3)

Net loss before income taxes	(33,166)	(35,165)	(5.7)
Provision for income taxes	200	25	NM

Net loss	$(33,366)	$(35,190)	(5.2)%

Basic and diluted loss per share	$(0.28)	$(0.29)

Weighted average common shares outstanding	118,525	119,892

Operating cash flow (b)	$97,195	$83,813	16.0%
Operating cash flow margin (c)	40.0%	38.2%
Operating income margin (d)	7.8%	5.5%

(a)	Service costs for the three months ended March 31, 2002 include $4,316 of incremental expenses related to the continuation of Excite@Home high-speed Internet service and the transition to Mediacom Online.

(b)	See Attachment (4) Reconciliation Data, for a reconciliation of operating cash flow to operating income.

(c)	Represents operating cash flow as a percentage of revenues.

(d)	Represents operating income as a percentage of revenues.

(2)    Consolidated Balance Sheet Data

MEDIACOM COMMUNICATIONS CORPORATION

Consolidated Balance Sheet Data

(Dollars in thousands)

(Unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$19,279	$31,224
Accounts receivable, net	56,809	56,205
Prepaid expenses and other assets	13,420	10,278
Investments	4,712	4,070
Inventory, net	17,221	18,795
Property, plant and equipment, net	1,459,646	1,465,034
Intangible assets, net	2,062,648	2,072,404
Other assets, net	44,681	45,964

Total assets	$3,678,416	$3,703,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt	$3,040,000	$3,019,000
Accounts payable and accrued expenses	289,123	305,172
Other liabilities	35,595	33,261

Total liabilities	$3,364,718	$3,357,433
Total stockholders’ equity	313,698	346,541

Total liabilities and stockholders’ equity	$3,678,416	$3,703,974

(3)    Capital Expenditure Data

MEDIACOM COMMUNICATIONS CORPORATION

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Customer premise equipment	$27,500	$22,800
Scalable infrastructure	6,500	4,800
Line extensions	3,700	7,800
Upgrade/Rebuild	17,100	47,400
Support capital	15,200	6,200

Total	$70,000	$89,000

(4)    Reconciliation Data

MEDIACOM COMMUNICATIONS CORPORATION

Reconciliation of Operating Cash Flow to Operating Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Operating cash flow	$97,195	$83,813
Depreciation and amortization	(78,166)	(70,858)
Non-cash stock charges	—	(958)

Operating income	$19,029	$11,997

(5)    Summary Operating Statistics

MEDIACOM COMMUNICATIONS CORPORATION

	Actual March 31, 2003	Actual December 31, 2002	Actual March 31, 2002
Homes passed	2,725,000	2,715,000	2,659,000
Basic subscribers(a)	1,584,000	1,592,000	1,600,000
Basic penetration	58.1%	58.6%	60.2%

Average monthly revenues per basic subscriber(b)	$50.96	$50.10	$45.81

Digital Cable
Digital-ready basic subscribers	1,545,000	1,540,000	1,426,000
Digital customers(a)	374,000	371,000	329,000
Digital penetration	24.2%	24.1%	23.1%

Data
Data-ready homes passed	2,575,000	2,460,000	1,900,000
Data-ready homes marketed	2,450,000	2,320,000	1,572,000
Data customers(a)	214,000	191,000	127,000
Data penetration	8.7%	8.2%	8.1%

Revenue Generating Units(c)	2,172,000	2,154,000	2,056,000

Customer Relationships(d)	1,603,000	1,611,000	1,613,000

Percentage of cable network at 550MHz – 870MHz	97%	96%	79%

(a)	During the three months ended March 31, 2003, the Company sold a cable system serving approximately 3,000 basic subscribers, 2,000 digital customers and 1,000 data customers. No adjustments have been made to the summary operating statistics for prior periods.

(b)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.

(c)	Represents the sum of basic subscribers, digital customers and data customers.

(d)	The total number of customers that receive at least one level of service, encompassing video and data services, without regard to which service(s) customers purchase.